Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the audited and unaudited historical financial information of QUALCOMM Incorporated (Qualcomm) and NXP Semiconductors N.V. (NXP) and presents the pro forma effects of the following transactions (the Transactions):

The Acquisition and Related Financings. On October 27, 2016, Qualcomm announced a definitive agreement (as amended on February 20, 2018 and April 19, 2018, the Purchase Agreement) under which Qualcomm River Holdings B.V. (Qualcomm River Holdings), an indirect wholly-owned subsidiary of Qualcomm, will acquire NXP (the Acquisition). Pursuant to the Purchase Agreement, Qualcomm River Holdings has commenced a tender offer to acquire all of the issued and outstanding common shares of NXP for $127.50 per share in cash, for estimated total cash consideration to be paid to NXP’s shareholders of $44 billion. The transaction is subject to the receipt of regulatory clearance in China and other closing conditions, including the tender of at least 70% of the issued and outstanding common shares of NXP in the tender offer. At an extraordinary general meeting of NXP’s shareholders held on January 27, 2017, NXP’s shareholders approved certain matters relating to the Acquisition, including the appointment of designees of Qualcomm River Holdings to NXP’s board of directors (effective upon the consummation of the Acquisition) and certain transactions that are intended to be consummated after the completion of the tender offer.

The purchase consideration for the Acquisition will be funded through a combination of (i) cash held by Qualcomm’s foreign entities, (ii) available debt facilities comprised of a $4 billion term loan credit facility (as amended, the 2016 Term Loan Facility), a $3 billion term loan credit facility (as amended, the 2018 Term Loan Facility) and a $3 billion revolving credit facility (as amended, the 2018 Revolving Credit Facility) (collectively, the Available Debt Facilities), all of which are expected to be drawn on at the close of the Acquisition and (iii) a portion of the $11 billion of debt financing issued in May 2017. In May 2017, the Company issued an aggregate principal amount of $11 billion of unsecured floating- and fixed-rate notes with varying maturities (the May 2017 Notes), of which $4 billion (the Old Notes) is intended to be used to fund a portion of the consideration for the Acquisition and the transaction fees and expenses to consummate other transactions contemplated by the Purchase Agreement and to repurchase for cash NXP’s 2019 cash convertible notes at the option of holders of such notes and settle certain outstanding warrants related to NXP’s cash convertible notes, with the remainder being used for general corporate purposes.

Qualcomm intends to initiate an offer to exchange the Old Notes, which have a special mandatory redemption (SMR) provision, for an aggregate principal amount of $4 billion of new unsecured floating- and fixed-rate notes (the New Notes). In accordance with the SMR provision of the Old Notes, the Company must redeem any Old Notes not exchanged if the Acquisition is not consummated on or prior to June 1, 2018 (the SMR date), or, if prior to such date, the Purchase Agreement is terminated, at an SMR price equal to 101% of the principal amount of such Old Notes, plus accrued but unpaid interest to, but excluding, the redemption date. The New Notes will have the same coupon payment, currency denomination and interest payment dates as the applicable series of Old Notes, but will have an SMR date of November 1, 2018 and will have a maturity date that is set at one day after the applicable maturity date for the applicable series of Old Notes. The Company will not receive any proceeds from the exchange of the New Notes for the Old Notes.

The NXP Standard Products Divestiture. On February 6, 2017, NXP announced that it completed the divestiture of its Standard Products business to a consortium of financial investors consisting of Beijing JianGuang Asset Management Co., Ltd and Wise Road Capital LTD for $2.6 billion (the NXP Standard Products Divestiture).

The NXP Debt Repayment and Redemption. In February 2017, NXP prepaid all of its outstanding $388 million floating-rate term loan due March 2017 (Term Loan E), $387 million floating-rate term loan due January 2020 (Term Loan D) and $1.44 billion floating-rate term loan due December 2020 (Term Loan F), in each case, together with accrued interest and applicable fees. In March 2017, NXP redeemed all of the $500 million in outstanding aggregate principal of the 5.75% senior notes due 2021 (the NXP Notes), pursuant to the terms of the indenture dated February 14, 2013, among two wholly-owned subsidiaries of NXP, guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (together with repayment of Term Loan E, Term Loan D and Term Loan F, the NXP Debt Repayment). The funds to prepay Term Loan E, Term Loan D and Term Loan F and to redeem the NXP Notes came from the proceeds of the NXP Standard Products Divestiture and available surplus cash.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 25, 2018

(in millions)

	Historical						QUALCOMM
	QUALCOMM Incorporated	NXP Semiconductors N.V.					Incorporated Pro Forma Combined
	As of March 25, 2018	As of April 1, 2018	Reclassification Adjustments		Pro Forma Adjustments		As of March 25, 2018
ASSETS
Current assets:
Cash and cash equivalents	$37,946	$3,983	$—		$(33,812	) 7(a)	$8,117
Marketable securities	1,625	—	—		—		1,625
Accounts receivable, net	3,535	791	—		—		4,326
Inventories	1,797	1,251	—		(1,251	) 7(c)	4,826
					3,029	7(c)
Other current assets	641	536	(99	) 6(h)	—		1,078

Total current assets	45,544	6,561	(99)		(32,034)		19,972
Marketable securities	35	—	—		—		35
Deferred tax assets	1,126	—	322	6(a)	—		1,448
Property, plant and equipment, net	3,224	2,307	—		(2,307	) 7(c)	6,516
					3,292	7(c)
Goodwill	6,676	8,877	—		(8,877	) 7(c)	33,605
					26,929	7(c)
Other intangible assets, net	3,435	5,494	—		(5,494	) 7(c)	23,768
					20,333	7(c)
Other assets	4,086	888	(322	) 6(a)	(2,000	) 7(b)	2,508
			99	6(h)	(146	) 7(c)
					218	7(c)
					(315	) 7(e)

Total assets	$64,126	$24,127	$—		$(401)		$87,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,454	$984	$—		$(28	) 7(h)	$2,410
Payroll and other benefits related liabilities	1,262	—	482	6(b)	—		1,744
Restructuring liabilities—current	—	67	(67	) 6(b)	—		—
Unearned revenues	502	—	—		—		502
Short-term debt	3,733	1,249	(2	) 6(i)	6,000	7(d)	10,980
Other current liabilities	5,709	865	(415	) 6(b)	(15	) 7(h)	6,146
			2	6(i)	—

Total current liabilities	12,660	3,165	—		5,957		21,782
Unearned revenues	1,803	—	—		—		1,803
Income tax payable	3,277	—	—		—		3,277
Deferred tax liabilities	250	650	—		4,495	7(i)	5,395
Long-term debt	19,361	5,329	(27	) 6(i)	2,840	7(d)	27,663
					61	7(f)
					99	7(g)
Restructuring liabilities	—	15	(15	) 6(c)	—		—
Other liabilities	2,956	1,078	15	6(c)	(315	) 7(e)	3,761
			27	6(i)	—

Total liabilities	40,307	10,237	—		13,137		63,681

Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock and paid-in capital	495	—	—		160	7(j)	655
Common stock	—	71	—		(71	) 7(k)	—
Capital in excess of par value	—	16,028	—		(16,028	) 7(k)	—
Treasury shares, at cost	—	(233)	—		233	7(k)	—
Retained earnings (accumulated deficit)	22,779	(2,389)	—		2,389	7(k)	22,592
					(187	) 7(l)
Accumulated other comprehensive income	545	212	—		(212	) 7(k)	545

Total Qualcomm stockholders’ equity	23,819	13,689	—		(13,716)		23,792
Noncontrolling interests	—	201	—		(201	) 7(c)	379
					379	7(c)

Total stockholders’ equity	23,819	13,890	—		(13,538)		24,171

Total liabilities and stockholders’ equity	$64,126	$24,127	$—		$(401)		$87,852

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 25, 2018

(in millions, except per share data)

	Historical						QUALCOMM Incorporated Pro Forma Combined
	QUALCOMM Incorporated	NXP Semiconductors N.V.
	Six Months Ended March 25, 2018	Six Months Ended April 1, 2018	Reclassification Adjustments		Pro Forma Adjustments		Six Months Ended March 25, 2018
Revenues:
Equipment and services	$8,639	$4,725	$(10	) 6(d)	$—		$13,354
Licensing	2,690	—	10	6(d)	—		2,700

Total revenues	11,329	4,725	—		—		16,054

Costs and expenses:
Cost of revenues	4,902	2,311	—		889	8(a)	8,166
					66	8(b)
					(2	) 8(c)
Research and development	2,822	840	—		(27	) 8(a)	3,632
					3	8(b)
					(6	) 8(c)
Selling, general and administrative	1,641	517	(1	) 6(e)	47	8(a)	2,080
					5	8(b)
					(6	) 8(c)
					(123	) 8(d)
Amortization of acquisition-related intangible assets	—	707	—		(707	) 8(a)	—
Other	1,493	2	1	6(e)	—		1,496

Total costs and expenses	10,858	4,377	—		139		15,374

Operating income (loss)	471	348	—		(139)		680
Interest expense	(350)	—	(148	) 6(f)	(122	) 8(e)	(620)
Extinguishment of debt	—	—	—		—		—
Other financial (expense) income	—	(147)	147	6(f)	—		—
Investment and other income, net	211	—	1	6(f)	(223	) 8(f)	(1)
			10	6(g)

Income before income taxes	332	201	10		(484)		59
Income tax (expense) benefit	(5,922)	627	—		122	8(g)	(5,173)
Results relating to equity-accounted investees	—	10	(10	) 6(g)	—		—

Net (loss) income	(5,590)	838	—		(362)		(5,114)
Net income attributable to noncontrolling interests	—	(27)	—		—		(27)

Net (loss) income attributable to Qualcomm	$(5,590)	$811	$—		$(362)		$(5,141)

Basic (loss) earnings per share attributable to Qualcomm	$(3.78)	$2.37					$(3.48)

Diluted (loss) earnings per share attributable to Qualcomm	$(3.78)	$2.34					$(3.48)

Shares used in per share calculation:
Basic	1,479	343					1,479	8(h)

Diluted	1,479	347					1,479	8(h)

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2017

(in millions, except per share data)

	Historical		NXP Standard
	QUALCOMM Incorporated	NXP Semiconductors N.V.	Products Divestiture, Debt Repayment &	NXP Semiconductors N.V. Pro Forma					QUALCOMM Incorporated Pro Forma Combined
	Year Ended September 24, 2017	Year Ended December 31, 2017	Redemption Pro Forma Adjustments	Year Ended December 31, 2017	Reclassification Adjustments		Pro Forma Adjustments		Year Ended September 24, 2017
			Note 5
Revenues:
Equipment and services	$16,647	$9,256	$(109)	$9,147	$(15	) 6(d)	$—		$25,779
Licensing	5,644	—	—	—	15	6(d)	—		5,659

Total revenues	22,291	9,256	(109)	9,147	—		—		31,438

Costs and expenses:
Cost of revenues	9,792	4,637	(64)	4,573	(3	) 6(e)	1,793	8(a)	16,227
							44	8(b)
							28	8(c)
Research and development	5,485	1,554	(4)	1,550	12	6(e)	(54	) 8(a)	7,107
							7	8(b)
							107	8(c)
Selling, general and administrative	2,658	1,090	(10)	1,080	(10	) 6(e)	98	8(a)	3,673
							8	8(b)
							98	8(c)
							(259	) 8(d)
Amortization of acquisition-related intangible assets	—	1,448	—	1,448	—		(1,448	) 8(a)	—
Other	1,742	(1,575)	1,597	22	1	6(e)	—		1,765

Total costs and expenses	19,677	7,154	1,519	8,673	—		422		28,772

Operating income (loss)	2,614	2,102	(1,628)	474	—		(422)		2,666
Interest expense	(494)	—	—	—	(310	) 6(f)	(432	) 8(e)	(1,236)
Extinguishment of debt	—	(41)	41	—	—		—		—
Other financial (expense) income	—	(325)	12	(313)	313	6(f)	—		—
Investment and other income, net	900	—	—	—	53	6(g)	(514	) 8(f)	436
					(3	) 6(f)

Income (loss) before income taxes	3,020	1,736	(1,575)	161	53		(1,368)		1,866
Income tax (expense) benefit	(555)	483	354	837	—		282	8(g)	564
Results relating to equity-accounted investees	—	53	—	53	(53	) 6(g)	—		—

Net income (loss)	2,465	2,272	(1,221)	1,051	—		(1,086)		2,430
Net loss (income) attributable to noncontrolling interests	1	(57)	—	(57)	—		—		(56)

Net income (loss) attributable to Qualcomm	$2,466	$2,215	$(1,221)	$994	$—		$(1,086)		$2,374

Basic earnings per share attributable to Qualcomm	$1.67	$6.54							$1.61

Diluted earnings per share attributable to Qualcomm	$1.65	$6.41							$1.59

Shares used in per share calculation:
Basic	1,477	339							1,477	8(h)

Diluted	1,490	346							1,494	8(h)

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using Qualcomm’s and NXP’s historical financial information and presents the pro forma effects of the Transactions and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of Qualcomm and NXP has been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on March 25, 2018, and the unaudited pro forma condensed combined statements of operations for the year ended September 24, 2017 and the six months ended March 25, 2018 are presented as if the Transactions occurred on September 26, 2016. The unaudited pro forma condensed combined balance sheet was derived from Qualcomm’s and NXP’s unaudited condensed consolidated balance sheets as of March 25, 2018 and April 1, 2018, respectively. The unaudited pro forma condensed combined statement of operations for the year ended September 24, 2017 was derived from Qualcomm’s and NXP’s audited consolidated statement of operations for the year ended September 24, 2017 and December 31, 2017, respectively. NXP’s unaudited condensed consolidated statement of operations for the six months ended April 1, 2018 was derived by adding the historical financial information included in NXP’s audited consolidated statement of operations for the year ended December 31, 2017 and NXP’s unaudited condensed consolidated statement of operations for the three months ended April 1, 2018, and subtracting the historical financial information included in NXP’s unaudited condensed consolidated statement of operations for the nine months ended October 1, 2017. NXP’s financial information for the three months ended December 31, 2017 was included in the unaudited pro forma condensed combined statements of operations for both the six months ended March 25, 2018 and the year ended September 24, 2017. NXP’s revenues and net income attributable to NXP for the three months ended December 31, 2017 were $2.5 billion and $753 million, respectively.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (ASC 805) with Qualcomm deemed as the accounting acquirer. The unaudited pro forma condensed combined financial information will differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations exclude non-recurring items directly related to the Transactions. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of the acquisition date and could result in a material change to the unaudited pro forma condensed combined financial information, including goodwill.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information does not include any realization of cost savings from operating efficiencies, revenue synergies or restructuring costs expected to result from the Acquisition and has been prepared assuming that 100% of NXP’s issued and outstanding common shares will be tendered and acquired by Qualcomm River Holdings on the acquisition date. The actual amount of NXP’s issued and outstanding common shares tendered may differ materially from this assumption. In addition, the unaudited pro forma condensed combined financial information assumes that 100% of the Old Notes are exchanged for the New Notes, which may likely differ materially

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

from the actual amount exchanged. Concurrent with the offer to exchange the Old Notes, Qualcomm intends to initiate an offer to purchase the Old Notes for cash from certain holders, the amount of which is not expected to be material. Any Old Notes tendered for cash or not exchanged and subsequently redeemed in accordance with the SMR provision would result in a reduction to cash and cash equivalents as well as debt. We may issue additional debt in the future to replace any Old Notes not exchanged and subsequently redeemed in accordance with the SMR provision. The amount and timing of such additional borrowings will be subject to a number of factors, including the cash flow generated by United States-based entities, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.

This unaudited pro forma condensed combined financial information should be read in conjunction with Qualcomm’s and NXP’s financial statements noted below, which are incorporated herein by reference:

•	the separate historical audited consolidated financial statements of Qualcomm as of and for the year ended September 24, 2017 included in Qualcomm’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the SEC) on November 1, 2017;

•	the separate historical unaudited condensed consolidated financial statements of Qualcomm as of and for the six months ended March 25, 2018 included in Qualcomm’s Quarterly Report on Form 10-Q filed with the SEC on April 25, 2018;

•	the separate historical audited consolidated financial statements of NXP as of and for the year ended December 31, 2017 included in NXP’s Annual Report on Form 20-F filed with the SEC on April 11, 2018;

•	the separate historical unaudited condensed consolidated financial statements of NXP as of and for the nine months ended October 1, 2017 included in NXP’s Interim Report on Form 6-K furnished to the SEC on November 1, 2017; and

•	the separate historical unaudited condensed consolidated financial statements of NXP as of and for the three months ended April 1, 2018 included in NXP’s Interim Report on Form 6-K furnished to the SEC on May 3, 2018.

This unaudited pro forma condensed combined financial information should also be read in conjunction with the purchase agreement between Qualcomm River Holdings and NXP, as amended on February 20, 2018 and April 19, 2018, included in Qualcomm’s Current Reports on Form 8-K filed with the SEC on October 27, 2016, February 20, 2018 and April 19, 2018, respectively.

2.	Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Qualcomm’s audited consolidated financial statements as of and for the year ended September 24, 2017. Qualcomm performed a preliminary review of NXP’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. At this time, Qualcomm is not aware of any differences that would have a material effect on the unaudited pro forma condensed combined financial information, including any differences in the timing of adoption of new accounting standards, except for certain amounts that have been reclassified to conform to Qualcomm’s financial statement presentation, as described in Note 6. Upon completion of the Acquisition, or as more information becomes available, Qualcomm will perform a more detailed review of NXP’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

3.	Calculation of Preliminary Purchase Consideration

The total estimated preliminary purchase consideration as of March 25, 2018 does not purport to represent what the actual consideration transferred will be when the Acquisition is completed and has been calculated as follows (in millions):

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Estimated cash for outstanding NXP common stock (1)	$43,859
Estimated cash to settle NXP’s vested stock options (2)	177
Estimated cash to settle NXP’s vested restricted stock units (RSUs) and performance stock units (PSUs) (3)	46
Estimated cash settlement associated with warrants to purchase NXP’s common stock (4)	340
Estimated fair value of replacement awards to be delivered to holders of NXP’s unvested RSUs, PSUs and stock options (5)	160

Total estimated purchase consideration	$44,582

Total cash consideration	$44,422
Total equity consideration	160

Total estimated purchase consideration	$44,582

(1)	Represents the total estimated cash consideration based on $127.50 per share paid to NXP shareholders for 344 million shares outstanding as of April 1, 2018.

(2)	Represents the estimated cash consideration for the settlement of approximately 2,049,000 NXP stock options outstanding as of April 1, 2018 and expected to be vested at the acquisition date. Each vested NXP stock option will be cancelled, and the holder thereof will receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such stock option from the product of the number of vested shares subject to such stock option immediately prior to the acquisition date multiplied by the $127.50 offer price per share.

(3)	Represents the estimated cash consideration for the settlement of approximately 280,000 NXP RSUs and approximately 77,000 NXP PSUs outstanding as of April 1, 2018 and expected to be vested at the acquisition date. Each vested NXP RSU and PSU will be cancelled, and the holder thereof will receive an amount in cash equal to the product of the number of vested NXP RSUs and PSUs immediately prior to the acquisition date multiplied by the $127.50 offer price per share.

(4)	Represents the estimated cash consideration associated with the settlement of warrants to purchase 11,200,000 shares of NXP common stock, which were issued concurrently with NXP’s outstanding 2019 cash convertible notes. The ultimate total cash consideration paid for the settlement of such warrants will be based on the terms of the warrant agreements and subject to negotiations between Qualcomm and NXP warrant holders. As such, the total estimated cash consideration paid will likely differ from actual amounts paid at the acquisition date.

(5)	Represents the estimated aggregate fair value of replacement awards to be delivered to holders of NXP’s unvested RSUs, PSUs and stock options that is attributable to pre-combination services and therefore have been included in the consideration transferred in accordance with ASC 805. In conjunction with the replacement awards to be delivered, the performance condition will be removed from the PSUs.

4.	Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of NXP are recorded at the acquisition date fair values and added to those of Qualcomm. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of NXP based on NXP’s April 1, 2018 balance sheet, with the excess recorded as goodwill (in millions).

Cash and cash equivalents	$3,983
Accounts receivable	791
Inventories	3,029
Other current assets	437
Deferred tax assets	322
Property, plant and equipment	3,292
Other intangible assets	20,333
Other assets	737

Total assets	32,924
Trade accounts payable	984
Payroll and other benefits related liabilities	482
Short-term debt	1,247
Other current liabilities	452
Long-term debt	5,462
Deferred tax liabilities	5,145
Other liabilities	1,120

Total liabilities	14,892
Noncontrolling interests	379

Net assets acquired (a)	17,653

Estimated purchase consideration (b)	44,582

Estimated goodwill (b) - (a)	$26,929

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Preliminary identifiable intangible assets included in other intangible assets, net in the unaudited pro forma condensed combined financial information consist of the following (in millions):

	Estimated Fair Value	Estimated Useful Life (in years)
Technology-related	$15,625	4 - 12
In-process research and development (IPR&D)	3,475	N/A
Customer-related	1,131	<1 - 14
Marketing-related	102	<1 - 10

	$20,333

IPR&D has been accounted for as an indefinite-lived intangible asset. Upon completion of the IPR&D projects, they will be amortized over their estimated useful lives.

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 8(a). The amortization of certain customer-related and marketing-related intangible assets is not included in the unaudited pro forma condensed combined statement of operations because the estimated useful life of the associated intangible asset is less than 1 year and therefore does not have a continuing impact. The identifiable intangible assets and related amortization are preliminary and are based on management’s initial estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. A 10% change in the allocation to identifiable intangible assets would cause a corresponding increase or decrease to goodwill of approximately $2.0 billion at the acquisition date and a corresponding increase or decrease to amortization expense of approximately $97 million and $195 million for the six months ended March 25, 2018 and year ended September 24, 2017, respectively, assuming an overall weighted-average useful life of 9.1 years.

Preliminary property, plant and equipment, net in the unaudited pro forma condensed combined financial information consists of the following (in millions):

	Estimated Fair Value	Estimated Useful Life (in years)
Land	$209	N/A
Buildings and improvements and leasehold improvements	653	3-14
Computer equipment and software and furniture and office equipment	585	2-15
Machinery and equipment	1,682	3-8
Construction in progress	163	N/A

	$3,292

The preliminary estimates of fair value and useful lives will likely differ from final amounts Qualcomm will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations. A 10% change in the allocation to property, plant and equipment would cause a corresponding increase or decrease to goodwill of approximately $329 million at the acquisition date and a corresponding increase or decrease to depreciation expense of approximately $34 million and $67 million for the six months ended March 25, 2018 and year ended September 24, 2017, respectively, assuming an overall weighted-average useful life of 5.1 years.

The pro forma adjustment to deferred tax liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established assuming a weighted-average statutory tax rate of 23% based on the ownership location of the assets that

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

gave rise to the deferred tax liability, which are primarily located in the Netherlands and the United States (U.S.), which includes the effects of the U.S. lowering the corporate income tax rate to 21% as part of the enactment of the Tax Cuts and Jobs Act. The weighted-average statutory tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law, among others. This determination is preliminary and subject to change based primarily upon the final determination of the fair value of the identifiable intangible assets.

Any difference between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The goodwill is primarily attributable to the assembled workforce of NXP and synergies and economies of scale expected from combining the operations of Qualcomm and NXP. Goodwill is not amortized to earnings, but instead is reviewed for impairment annually, absent any indicators of impairment in the interim. Goodwill recognized in connection with the Acquisition is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Acquisition will be based on NXP’s net assets acquired as of the acquisition date. The purchase price allocation may change materially based on the receipt of more detailed information and as working capital balances change between April 1, 2018 and the acquisition date. Therefore, the actual allocations may differ from the pro forma adjustments presented.

5.	NXP Standard Products Divestiture and Debt Repayment and Redemption – Pro Forma Adjustments

Unaudited pro forma condensed combined balance sheet

The NXP Standard Products Divestiture and NXP Debt Repayment and Redemption have already been reflected in NXP’s historical condensed consolidated balance sheet as of April 1, 2018. As of April 1, 2018, Term Loan E, Term Loan D and Term Loan F were repaid with proceeds from the NXP Standard Products Divestiture in accordance with the underlying term loan agreements. The NXP Notes were also redeemed in March 2017 at NXP’s election with available surplus cash. Therefore, the unaudited pro forma condensed combined balance sheet as of March 25, 2018 presented herein does not require further adjustment.

Unaudited pro forma condensed combined statements of operations

The NXP Standard Products Divestiture did not meet the criteria to be reported as a discontinued operation in NXP’s historical results because the disposal of this business did not represent a strategic shift that will have a major effect on NXP’s operations. The unaudited pro forma condensed combined statements of operations for the year ended September 24, 2017 has been adjusted on a pro forma basis to exclude the financial results of the NXP Standard Products business from NXP’s historical results as all of the operations relating to the Standard Products business were sold prior to the acquisition date. The unaudited pro forma condensed combined statement of operations for the year ended September 24, 2017 has been adjusted on a pro forma basis to exclude the gain on the NXP Standard Products Divestiture of $1.6 billion.

In addition, the unaudited pro forma condensed combined statement of operations for the year ended September 24, 2017 have been adjusted on a pro forma basis to eliminate $11 million in interest expense and $1 million in amortization of debt issuance costs related to NXP’s pre-payments of all of the outstanding principal, accrued interest and applicable fees on Term Loan E, Term Loan D and Term Loan F and the redemption of the NXP Notes that were funded from proceeds of the aforementioned divestiture and available surplus cash. Furthermore, a $41 million loss on extinguishment of debt related to the repayment of Term Loan E, Term Loan D and Term Loan F and the redemption of the NXP Notes has been eliminated for the fiscal year ended September 24, 2017.

A weighted-average statutory tax rate of 25% for the year ended September 24, 2017 has been assumed for the pro forma adjustments related to the NXP Debt Repayment and Redemption. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law, among others.

In addition, no pro forma adjustment was required related to the NXP Standard Products Divestiture and NXP Debt Repayment and Redemption for the unaudited pro forma condensed combined statement of operations for the six months ended March 25, 2018 because such transactions occurred prior to the six-month period ended March 25, 2018.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

6.	Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of NXP’s financial information to Qualcomm’s presentation.

(a)	To reclassify $322 million of other assets to deferred tax assets.

(b)	To reclassify $415 million of other current liabilities and $67 million of restructuring liabilities-current to payroll and other benefits related liabilities based on the nature of the activities.

(c)	To reclassify $15 million of restructuring liabilities to other liabilities.

(d)	To reclassify $10 million and $15 million of equipment and services revenues to licensing revenues for the six months ended March 25, 2018 and year ended September 24, 2017, respectively.

(e)	To reclassify restructuring costs of $1 million included in selling, general and administrative expenses to other expenses for the six months ended March 25, 2018, and to reclassify restructuring costs of $3 million included in cost of revenues, a benefit of $12 million included in research and development expenses and costs of $10 million included in selling, general and administrative expenses to other expenses for the year ended September 24, 2017.

(f)	To reclassify $148 million and $310 million of other financial expense to interest expense and $1 million of income and $3 million of expense to investment and other income, net for the six months ended March 25, 2018 and year ended September 24, 2017, respectively.

(g)	To reclassify $10 million and $53 million of results relating to equity-accounted investees to investment and other income, net for the six months ended March 25, 2018 and year ended September 24, 2017, respectively.

(h)	To reclassify equity method investments held for sale from other current assets to other assets.

(i)	To reclassify capital lease liabilities from short-term debt to other current liabilities and from long-term debt to other liabilities.

7.	Unaudited Pro Forma Condensed Combined Balance Sheet – Pro Forma Adjustments

(a)	Represents the use of the anticipated combined company cash balance, after reflecting Qualcomm’s Available Debt Facilities together with other sources of cash, will be used to fund the purchase consideration, as described in Note 3. In addition, estimated Qualcomm and NXP transaction costs, debt issuance costs and the anticipated repayment of NXP’s 2019 cash convertible notes at the acquisition date, are included in the net cash outflow as follows (in millions):

Cash proceeds from Available Debt Facilities	$10,000
Cash transferred from restricted funds, included in other assets	2,000
Repayment of NXP’s 2019 cash convertible notes	(1,150)
Debt issuance costs paid	(22)
Payment of NXP’s accrued interest	(4)

Net cash inflow related to financing	10,824

Total cash consideration	(44,422)
Qualcomm and NXP transaction costs paid	(214)

Net cash outflow related to the Acquisition	(44,636)

Net cash outflow related to the Acquisition and Related Financings	$(33,812)

(b)	Reflects the use of $2.0 billion of funds designated as collateral for potential termination payments to NXP that will become unrestricted at the acquisition date and will be used to fund a portion of the Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(c)	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of NXP and the fair value of intangible assets acquired as discussed in Note 4 above (in millions).

Inventories - elimination of historical value	$(1,251)
Inventories - fair value	3,029
Property, plant and equipment, net - elimination of historical value	(2,307)
Property, plant and equipment, net - fair value	3,292
Goodwill - elimination of historical value	(8,877)
Goodwill - fair value	26,929
Other intangible assets, net - elimination of historical value	(5,494)
Other intangible assets, net - fair value	20,333
Equity method investments, included in other assets - elimination of historical value	(146)
Equity method investments, included in other assets - fair value	218
Noncontrolling interests - elimination of historical value	(201)
Noncontrolling interests - fair value	379

After the acquisition, the step-up in inventory fair value of $1.8 billion will increase cost of revenues as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations as it does not have a continuing impact.

(d)	Reflects the effects of Qualcomm’s Available Debt Facilities and repayment of NXP’s 2019 cash convertible notes, as follows (in millions):

Proceeds from Qualcomm’s Available Debt Facilities	$10,000
Repayment of NXP’s 2019 cash convertible notes	(1,150)
Capitalized debt issuance costs on Qualcomm’s New Notes	(10)

Total incremental debt	8,840

Current portion of total incremental debt	(6,000)

Long-term debt	$2,840

Qualcomm’s Available Debt Facilities consists of:

2016 Term Loan Facility	$4,000
2018 Term Loan Facility	3,000
2018 Revolving Credit Facility	3,000

Total Available Debt Facilities	$10,000

(e)	Reflects adjustments to eliminate the fair value of an embedded cash conversion option from other liabilities and the fair value of a related hedge from other assets related to the repayment of NXP’s 2019 cash convertible notes.

(f)	Reflects adjustments to long-term debt assumed for the estimated increase in fair value as a result of purchase accounting.

(g)	Reflects the elimination of deferred financing costs and unamortized debt discount on NXP’s historical balance sheet as a result of purchase accounting.

(h)	Reflects the payment of $1 million of accrued transaction costs and $4 million of accrued interest related to the repayment of NXP’s 2019 cash convertible notes included in other current liabilities for NXP. Also reflects the payment of $28 million and $10 million of transaction costs included in trade accounts payable and other current liabilities, respectively, for Qualcomm.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(i)	The pro forma adjustment to deferred tax liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established assuming a weighted-average statutory tax rate of 23% based on the ownership location of the assets that gave rise to the deferred tax liability, which are primarily located in the Netherlands and the United States (U.S.), which includes the effects of the U.S. lowering the corporate income tax rate to 21% as part of the enactment of the Tax Cuts and Jobs Act. The weighted-average statutory tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law, among others. This determination is preliminary and subject to change based primarily upon the final determination of the fair value of the identifiable intangible assets.

(j)	Reflects adjustments to common stock and paid-in capital to record $131 million, $21 million and $8 million for the fair value of replacement RSUs, PSUs and stock options, respectively, related to pre-combination services, as described in Note 3. The remaining portion of the fair value of replacement RSUs, PSUs and stock options of $433 million, $5 million and $20 million, respectively, will be included in post-combination share-based compensation expense as the NXP employees continue to provide service over the weighted-average remaining vesting periods of 1.7 years, 0.7 year and 1.3 years, respectively.

(k)	Reflects the elimination of NXP’s historical common stock, capital in excess of par value, treasury shares, accumulated deficit and accumulated other comprehensive income.

(l)	Reflects adjustments to retained earnings to record Qualcomm’s and NXP’s estimated future transaction costs of $175 million and $12 million of fees paid to third parties as a part of the offer to exchange the Old Notes. The estimated future transaction costs primarily consist of commitment fees, investment banking fees and fees for legal and accounting services. This adjustment is not reflected in the unaudited pro forma condensed combined statements of operations because it is a nonrecurring item that is directly related to the Transactions.

8.	Unaudited Pro Forma Condensed Combined Statements of Operations – Pro Forma Adjustments

(a)	Reflects the elimination of NXP’s historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. The adjustment for the amortization of the identifiable intangible assets is as follows (in millions):

	Pro Forma Six Months Ended March 25, 2018
	Cost of Revenues	Research & Development	Selling, General & Administrative	Amortization of Acquisition- Related Intangibles
Reversal of NXP’s historical intangible assets amortization	$(34)	$(27)	$(5)	$(707)
Amortization of acquired identifiable intangible assets	923	—	52	—

Total incremental (reduction in) amortization expense	$889	$(27)	$47	$(707)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Pro Forma Year Ended September 24, 2017
	Cost of Revenues	Research & Development	Selling, General & Administrative	Amortization of Acquisition- Related Intangibles
Reversal of NXP’s historical intangible assets amortization	$(52)	$(54)	$(6)	$(1,448)
Amortization of acquired identifiable intangible assets	1,845	—	104	—

Total incremental (reduction in) amortization expense	$1,793	$(54)	$98	$(1,448)

(b)	Reflects the elimination of NXP’s historical depreciation expense and recognition of new depreciation expense based on the fair value of property, plant and equipment calculated on a straight-line basis. The depreciation of property, plant and equipment is based on the estimated useful lives of the assets, excluding land. The adjustment for the depreciation expense is as follows (in millions):

	Pro Forma Six Months Ended March 25, 2018
	Cost of Revenues	Research & Development	Selling, General & Administrative
Reversal of NXP’s historical depreciation expense	$(212)	$(22)	$(27)
Depreciation of acquired property, plant and equipment	278	25	32

Total incremental depreciation expense	$66	$3	$5

	Pro Forma Year Ended September 24, 2017
	Cost of Revenues	Research & Development	Selling, General & Administrative
Reversal of NXP’s historical depreciation expense	$(512)	$(43)	$(56)
Depreciation of acquired property, plant and equipment	556	50	64

Total incremental depreciation expense	$44	$7	$8

(c)	Reflects the net adjustment to stock-based compensation expense for the post-combination portion of unvested NXP RSUs, PSUs and stock options to be converted into unvested Qualcomm RSUs, PSUs and stock options. The new share-based compensation expense is amortized on a straight-line basis over the remaining vesting periods. The following table reflects the elimination of NXP’s historical stock-based compensation expense and the fair value of Qualcomm’s replacement RSUs, PSUs and stock options to be recognized over the period for which the post-combination service of NXP’s employees is required (in millions).

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Pro Forma Six Months Ended March 25, 2018
	Cost of Revenues	Research & Development	Selling, General & Administrative
Reversal of NXP’s historical share-based compensation expense	$(13)	$(49)	$(45)
Post-combination share-based compensation expense	11	43	39

Total reduction in share-based compensation expense	$(2)	$(6)	$(6)

	Pro Forma Year Ended September 24, 2017
	Cost of Revenues	Research & Development	Selling, General & Administrative
Reversal of NXP’s historical share-based compensation expense	$(6)	$(22)	$(20)
Post-combination share-based compensation expense	34	129	118

Total incremental share-based compensation expense	$28	$107	$98

(d)	Reflects the reversal of $93 million and $30 million of Qualcomm’s and NXP’s incurred transaction costs, respectively, for the six months ended March 25, 2018 and the reversal of $200 million and $59 million of Qualcomm’s and NXP’s incurred transaction costs, respectively, for the year ended September 24, 2017.

(e)	Reflects adjustments to reverse interest expense and amortization of debt issuance costs associated with NXP’s 2019 cash convertible notes, record interest expense and amortization of debt issuance costs related to the Available Debt Facilities and incremental expenses related to the May 2017 Notes and the exchange of the Old Notes for the New Notes, reverse fees related to Qualcomm’s senior unsecured bridge loan facility (the Bridge Loan Facility) that was replaced by the May 2017 Notes, reverse the fees related to letters of credit required for the potential termination fee payable to NXP and record the accretion of the fair value step-up on NXP debt assumed as part of the Acquisition (in millions).

	Pro Forma Six Months Ended March 25, 2018	Pro Forma Year Ended September 24, 2017
Reversal of historical interest expense and amortization of debt issuance costs related to NXP’s 2019 cash convertible notes	$29	$56
Interest expense and amortization of debt issuance costs related to the Available Debt Facilities and incremental amounts related to the May 2017 Notes and the exchange of the Old Notes for the New Notes	(162)	(551)
Reversal of fees related to Qualcomm’s Bridge Loan Facility and letters of credit	5	52
Accretion of fair value step-up on NXP debt assumed	6	11

Total incremental interest expense	$(122)	$(432)

Interest expense and amortization of debt issuance costs assumes a weighted-average interest rate on the Available Debt Facilities of 3.20% and assumes that 100% of the Old Notes are exchanged for the New Notes, both of which may differ from actual amounts and the difference could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations. A sensitivity analysis on interest expense has been performed to assess the effect that a hypothetical 0.125% change in interest rates would have on the Available Debt Facilities and the New Notes. A 0.125% change in the interest rates would cause a corresponding increase or decrease to interest expense of approximately $9 million and $18 million for the six months ended March 25, 2018 and year ended September 24, 2017, respectively, assuming an overall weighted-average interest rate of 2.94%.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(f)	Reflects the reversal of $223 million and $514 million of interest and dividend income for the six months ended March 25, 2018 and year ended September 24, 2017, respectively, related to cash, cash equivalents and marketable securities that have been sold and are expected to be used to fund a portion of the Transactions.

(g)	A weighted-average statutory tax rate of 25% and 21% for the six months ended March 25, 2018 and year ended September 24, 2017, respectively, has been assumed for the pro forma adjustments. The income tax effects of pro forma adjustments on the accompanying unaudited pro forma condensed combined statements of operations were calculated based on the statutory rate in effect for the applicable jurisdiction for the periods presented, which primarily included the U.S. and the Netherlands. The weighted-average statutory tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law, among others.

(h)	Represents the pro forma weighted-average shares outstanding that have been calculated using the historical weighted-average Qualcomm shares outstanding and the additional Qualcomm equity awards estimated to be issued in conjunction with the Transactions, assuming those shares and awards were outstanding for the six months ended March 25, 2018 and year ended September 24, 2017, respectively. Due to the net loss for the six months ended March 25, 2018, the estimated issuance of Qualcomm replacement awards to NXP equity award holders had an anti-dilutive effect and were therefore excluded from the computation of diluted loss per share.

(in millions)	Pro Forma Six Months Ended March 25, 2018	Pro Forma Year Ended September 24, 2017
Shares used in per share calculation:
Basic	1,479	1,477

	Pro Forma Six Months Ended March 25, 2018	Pro Forma Year Ended September 24, 2017
Shares used in per share calculation:
Diluted	1,479	1,490
Issuance of Qualcomm replacement awards to NXP equity award holders	—	4

Pro forma diluted	1,479	1,494